MFA
FINANCIAL, INC.
350 Park Avenue New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

April 30, 2009		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547 www.mfa-reit.com	NYSE: MFA

MFA Financial, Inc.
Announces First Quarter 2009 Financial Results

MFA Financial, Inc. (NYSE:MFA) today reported net income of $51.6 million, or $0.23 per share of common stock, for the first quarter ended March 31, 2009.  On April 1, 2009, MFA announced its first quarter dividend of $0.22 per share of common stock, which is being paid today to stockholders of record as of April 13, 2009.  As of March 31, 2009, MFA’s book value per share of common stock was $6.13 versus $5.29 as of December 31, 2008.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said “MFA’s first quarter earnings represented a return on average equity (“ROE”) of 16%.  We are very pleased with these results, especially in this period of continued economic stress.  Our goal is to position the company to continue to generate a double digit ROE during this turbulent period through appropriately leveraged investments in high-quality residential mortgage-backed securities.”

William Gorin, MFA’s President and CFO, said “The current financial environment is driven by exceptionally low short-term interest rates with a Fed Funds target rate range of 0.0% to 0.25%.  Repo funding remains available to MFA at attractive rates from 20 counterparties, but it continues to be our view that the financial industry remains fragile in light of the probable credit impact of the current worldwide economic recession.  At March 31, 2009, our debt-to-equity multiple was 6.0x and our liquidity position was $648 million, consisting of $406 million of cash, $157 million of unpledged Agency MBS and $85 million of excess collateral with our counterparties.”

As a leveraged owner of approximately $9.7 billion of Agency MBS, the value of MFA’s assets continues to be positively impacted by the Federal Reserve’s program to buy $1.25 trillion of Agency MBS during 2009.  These governmental purchases are increasing prices and reducing the yields available on Agency MBS and, as a result, we did not purchase additional Agency MBS during the first quarter of 2009.  Through its market activities, the government is achieving its desired goal of lowering mortgage interest rates.  We expect that these lower mortgage rates, along with higher loan-to-value limits on Agency refinancings will lead to faster prepayment speeds in 2009.  However, we believe that MFA’s portfolio, which is 73% interest-only hybrid adjustable-rate MBS, should be less impacted by higher prepay speeds than will amortizing Agency MBS.  This is due to the fact that interest-only hybrid adjustable-rate MBS do not require principal payments (amortization) for an initial time period typically varying between three and ten years.  Lower monthly payments on interest-only mortgages significantly reduce the incentive to refinance into a fully amortizing mortgage, which may require a higher monthly payment despite a lower mortgage rate.

Based on current LIBOR and repo rates, we expect MFA’s overall funding costs will continue their downward trend in the second quarter of 2009.  Additionally, while our book value per share includes a negative swap valuation of $226.5 million as of March 31, 2009 from existing interest rate hedges, we expect a partial recovery of this amount over the course of 2009 due to both scheduled amortization of $733 million of swaps and the rolldown of the remaining average swap term.  As of March 31, 2009, under its swap agreements, MFA paid a fixed rate of interest averaging 4.2% while receiving a floating rate averaging 0.9% on notional balances totaling $3.74 billion, with an average maturity of 28 months.

In addition, utilizing our existing wholly-owned subsidiary MFResidential Assets I, LLC (“MFR LLC”) investment team and infrastructure, we are positioned to take advantage of the unprecedented opportunities available from investment in the senior tranches of non-Agency residential MBS (“Senior MBS”).  Based on market conditions, we currently anticipate allocating additional capital to MFR LLC, and acquiring additional Senior MBS in the second quarter of 2009.   As of March 31, 2009, MFR LLC had acquired $75.2 million of Senior MBS at a deeply discounted weighted average price of 51% of the face amount of the securities and with average credit enhancement of 11%.  In this current market, our MFR LLC team is acquiring assets at projected loss adjusted yields in the mid to high teens.  While these MFR LLC investments are not leveraged, it is likely that leverage for non-Agency MBS may become more readily available in 2009, creating the potential for higher returns on equity and asset appreciation.   In addition, unlike our Agency MBS, due to the discounted purchase prices, the return on these assets will increase if the prepayment rates on these securities trend up.  Through MFR LLC, MFA is able to take advantage of these investment opportunities while at the same time building a track record which could lead to additional asset management opportunities.

During the first quarter of 2009, MFA’s portfolio spread, which is the difference between MFA’s interest-earning asset portfolio (including cash balances) net yield of 5.03% and its 3.26% cost of funds, was 1.77%.  During the first quarter, MFA’s MBS net spread, which is the difference between MFA’s MBS net yield of 5.23% and its cost of funds, was 1.97%.  In the first quarter of 2009, MFA’s costs for compensation and benefits and other general and administrative expense were $5.4 million.

At March 31, 2009, Agency MBS and related receivables totaled $9.7 billion representing approximately 93% of MFA’s assets, senior most tranches of non-Agency MBS (including MFR LLC) were $247 million representing approximately 2%, and cash was $484 million representing approximately 5%.  The remainder of our assets, consisting primarily of real estate, other MBS assets and goodwill, represented less than 1% of total assets.  The average cost basis of our Agency MBS portfolio was 101.28% of par at March 31, 2009.  MFA’s MBS assets continue to be financed with multiple funding providers through repurchase agreements.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates.  In measuring its assets-to-borrowing repricing gap (or Repricing Gap), MFA measures the difference between:  (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements.  Assuming a 15% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio (excluding MFR LLC which currently does not utilize leverage), as of March 31, 2009, was approximately 35 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 14 months, resulting in a Repricing Gap of approximately 21 months. The prepayment speed on MFA’s MBS portfolio averaged 12% CPR during the first quarter of 2009.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan) or receiving a Plan prospectus may do so by contacting The Bank of New York Mellon, the Plan administrator, at 1-866-249-2610 (toll free).  For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.bnymellon.com/shareowner/isd or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Thursday, April 30, 2009, at 10:00 a.m. (New York City time) to discuss its first quarter 2009 financial results.  The number to dial in order to listen to the conference call is (877) 777-1968 in the U.S. and Canada.  International callers must dial (612) 332-0636.  The replay will be available through Thursday, May 7, 2009, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code:  998453.  The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Information page or, alternatively, at http://www.ccbn.com.  To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
(In Thousands, Except Per Share Amounts)	(Unaudited)
Assets:
Investment securities at fair value (including pledged mortgage-backed securities (“MBS”) of $9,708,499 and $10,026,638 at March 31, 2009 and December 31, 2008, respectively)	$9,944,519	$10,122,583
Cash and cash equivalents	405,567	361,167
Restricted cash	78,819	70,749
Interest receivable	48,139	49,724
Real estate, net	11,264	11,337
Securities held as collateral, at fair value	19,763	17,124
Goodwill	7,189	7,189
Prepaid and other assets	2,458	1,546
Total Assets	$10,517,718	$10,641,419

Liabilities:
Repurchase agreements	$8,772,641	$9,038,836
Accrued interest payable	16,122	23,867
Mortgage payable on real estate	9,270	9,309
Swaps, at fair value	226,470	237,291
Obligations to return cash and security collateral, at fair value	29,763	22,624
Dividends and dividend equivalents payable	-	46,351
Accrued expenses and other liabilities	3,883	6,064
Total Liabilities	$9,058,149	$9,384,342

Stockholders' Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at March 31, 2009 and December 31, 2008 ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 370,000 shares authorized; 222,378 and 219,516 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	2,224	2,195
Additional paid-in capital, in excess of par	1,792,751	1,775,933
Accumulated deficit	(159,182)	(210,815)
Accumulated other comprehensive loss	(176,262)	(310,274)
Total Stockholders’ Equity	$1,459,569	$1,257,077
Total Liabilities and Stockholders’ Equity	$10,517,718	$10,641,419

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
(In Thousands, Except Per Share Amounts)	2009	2008
	(Unaudited)
Interest Income:
Investment securities	$132,153	$125,065
Cash and cash equivalent investments	611	3,031
Interest Income	132,764	128,096

Interest Expense	72,137	93,472

Net Interest Income	60,627	34,624

Other Income/(Loss):
Net loss on sale of MBS	-	(24,530)
Other-than-temporary impairment on investments securities	(1,549)	(851)
Revenue from operations of real estate	383	414
Loss on termination of Swaps, net	-	(91,481)
Miscellaneous other income, net	44	92
Other Loss	(1,122)	(116,356)

Operating and Other Expense:
Compensation and benefits	3,502	2,644
Real estate operating expense and mortgage interest	462	449
Other general and administrative	1,868	1,118
Operating and Other Expense	5,832	4,211

Income/(Loss) Before Preferred Stock Dividends	53,673	(85,943)
Less: Preferred Stock Dividends	2,040	2,040
Net Income/(Loss) to Common Stockholders	$51,633	$(87,983)

Income/(Loss) Per Share of Common Stock–Basic and Diluted	$0.23	$(0.61)